Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Wright & Company, Inc. hereby consents to the incorporation by reference in the registration statement of Atlas Resource Partners, L.P. on Form S-4 of our report titled Evaluation of Oil and Gas Reserves, To the Interests of Atlas Resource Partners, L.P., In Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective January 1, 2015, Job 14.1656, dated February 6, 2015, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

Wright & Company, Inc.

By:	/s/ D. Randall Wright
D. Randall Wright
President

April 6, 2015

Brentwood, Tennessee